NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CONVERTIBLE PROMISSORY NOTE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED

(I)    IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

Original Principal Amount: $171,665.00 Issue Date: May 18, 2016 Purchase Price: $150,000.00

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, MAX SOUND CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of ILIAD RESEARCH AND TRADING, L.P., a Utah limited partnership, or registered assigns (the “Holder”), the sum of $171,665.00 (the “Original Principal Amount”) together with any additional charges provided for herein, on the date that is 12 months after the Issue Date (the “Maturity Date”), and to pay interest on the Outstanding Balance (as defined below) at the rate of eight percent (8%) per annum from the date hereof (the “Issue Date”) until the same is paid in full; provided that upon the occurrence of an Event of Default (as defined below), interest shall thereafter accrue on the Outstanding Balance both before and after judgment at the rate of fourteen percent (14%) per annum (“Default Interest”). All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, shall compound daily and shall be payable in accordance with the terms of this Note. The Borrower acknowledges that the Original Principal Amount exceeds the purchase price of this Note and that such excess consists of the OID (as defined in the Purchase Agreement (defined below)) in the amount of

$16,665.00, the Carried Transaction Expense Amount (as defined in the Purchase Agreement) in the amount of $5,000.00 to cover the Holder’s legal and other expenses incurred in the preparation of this Note, the Purchase Agreement, the Irrevocable Transfer Agent Instructions, and all other certificates, documents, agreements, resolutions and instruments delivered to any party under or in connection with this Note, as the same may be amended from time to time (collectively, the “Transaction Documents”), which sum shall be fully earned and charged to the Borrower upon the execution of this Note and paid to the Holder as part of the outstanding principal balance as set forth in this Note. This Note may not be prepaid in whole or in part except as otherwise provided in Section 1.8. All payments due hereunder (to the extent not converted into common stock, $0.00001 par value per share, of the Borrower (the “Common Stock”) in accordance with the terms hereof) shall be made in lawful money of the United States of America. All payments shall be made at such address as the Holder shall designate from time to time by written notice made in accordance with the provisions of this Note. Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in that certain Securities Purchase Agreement dated the date hereof between the Borrower and the Holder, pursuant to which this Note was originally issued (the “Purchase Agreement”). For purposes hereof, the term “Outstanding Balance” means the Original Principal Amount, as reduced or increased, as the case may be, pursuant to the terms hereof for conversion, breach hereof or otherwise, plus any accrued but unpaid interest (including with limitation Default Interest), collection and enforcements costs, and any other fees or charges incurred under this Note or under the Purchase Agreement.

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of stockholders of the Borrower and will not impose personal liability upon the holder thereof.

The following additional terms shall apply to this Note:

1.	CONVERSION RIGHTS.

                        Conversion Right. Subject to Section 1.7, during the period beginning on the Issue Date and ending when the Outstanding Balance is paid or converted in full, the Holder shall, at its option, have the right from time to time, to convert all or any part of the Outstanding Balance of this Note into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the Issue Date, or any shares of capital stock or other securities of the Borrower into which such Common Stock shall hereafter be changed or reclassified at the Conversion Price (as defined below) determined as provided herein (a “Conversion”). The number of shares of Common Stock to be issued upon each conversion of this Note (the “Conversion Shares”) shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price then in effect on the date specified in the notice of conversion, in the form attached hereto as Exhibit A (the “Notice of Conversion”), delivered to the Borrower by the Holder in accordance with Section 1.4(a) below; provided that the Notice of Conversion is submitted by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to the Borrower before 6:00 p.m., New York, New York time on such conversion date (the “Conversion Date”). The term “Conversion Amount” means, with respect to any conversion of this Note, the portion of the Outstanding Balance to be converted.

                     Conversion Price.

(a)                Calculation of Conversion Price. The conversion price (as the same may be adjusted from time to time pursuant to the terms hereof, the “Conversion Price”) shall mean 65% (the “Conversion Factor”) multiplied by the Market Price (as defined herein). “Market Price” means the average of the two (2) lowest Trading Prices (as defined below) for the Common Stock during the ten

(10) Trading Day (as defined below) period ending on the latest complete Trading Day prior to the Conversion Date. If an Event of Default (as defined below) other than an Event of Default pursuant to Section 3.1(i) occurs, then the Conversion Factor will be reduced to 55%. If an Event of Default pursuant to Section 3.1(i) occurs, then the Conversion Factor will be reduced to 40%. “Trading Price” means, for the Common Stock as of any date, the closing bid price on the Principal Market as reported by a reliable reporting service designated by the Holder (e.g. Bloomberg) or, if the Principal Market is not the principal trading market for such security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded or, if no closing bid price of such security is available in any of the foregoing manners, the average of the closing bid prices of any market makers for such security that are quoted in “OTC Pink” by Pink OTC Markets Inc. (formerly Pink Sheets LLC), or any successor entity or other publisher thereof. If the Trading Price cannot be calculated for such security on such date in the manner provided above, the Trading Price shall be the fair market value as mutually determined by the Borrower and the Holder. “Trading Day” shall mean any day on which the Common Stock is traded or tradable for any period on the Principal Market, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

(b)                Conversion Price During Major Announcements. Notwithstanding anything contained in Section 1.2(a) to the contrary, in the event the Borrower (i) makes a public announcement that it intends to consolidate or merge with any other corporation (other than a merger in which the Borrower is the surviving or continuing corporation and its capital stock is unchanged) or sell or transfer all or substantially all of the assets of the Borrower or (ii) any person, group or entity

(including the Borrower) publicly announces a tender offer to purchase 50% or more of the Borrower’s Common Stock (or any other takeover scheme) (the date of the announcement referred to in clause (i) or

(ii) is hereinafter referred to as the “Announcement Date”), then the Conversion Price shall, effective upon the Announcement Date and continuing through the Adjusted Conversion Price Termination Date (as defined below), be equal to the lower of (1) the Conversion Price which would have been applicable for a Conversion occurring on the Announcement Date, and (2) the Conversion Price that would otherwise be in effect. From and after the Adjusted Conversion Price Termination Date, the Conversion Price shall be determined as set forth in this Section 1.2(b). For purposes hereof, “Adjusted Conversion Price Termination Date” shall mean, with respect to any proposed transaction or tender offer (or takeover scheme) for which a public announcement as contemplated by this Section 1.2(b) has been made, the date upon which the Borrower (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) consummates or publicly announces the termination or abandonment of the proposed transaction or tender offer (or takeover scheme) which caused this Section 1.2(b) to become operative.

                        Authorized Shares. The Borrower covenants that during the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower is required at all times to have authorized and reserved three times the number of shares that is actually issuable upon full conversion of this Note (based on the Conversion Price in effect from time to time) (the “Reserved Amount”). The Reserved Amount shall be increased from time to time as required to insure compliance with this Section 1.3. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non- assessable. In addition, if the Borrower shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock into which this Note shall be convertible at the then current Conversion Price, the Borrower shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of this Note. The Borrower (i) acknowledges that it has irrevocably instructed its transfer agent to issue shares of the Common Stock issuable upon conversion of this Note, and (ii) agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of issuing the necessary shares of Common Stock in accordance with the terms and conditions of this Note. If, at any time the Borrower does not maintain the Reserved Amount it will be considered an Event of Default under Section 3.1(c).

                     Method of Conversion.

(a)                Mechanics of Conversion. Subject to Section 1.7 hereof, beginning on the date specified in Section 1.1, this Note may be converted by the Holder in whole or in part at any time from time to time after the Issue Date, by submitting to the Borrower a Notice of Conversion (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 6:00 p.m., New York, New York time), otherwise the Conversion Date will be the next Trading Day.

(b)                Surrender of Note Upon Conversion. Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Borrower unless the entire Outstanding Balance of this Note is so converted. The Holder and the Borrower shall maintain records showing the amount of the Outstanding Balance so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Borrower, so as not to require physical surrender of this Note upon each such conversion. In the event of any dispute or discrepancy, such records of the Holder shall, prima facie, be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if any portion of this Note is converted as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Borrower, whereupon the Borrower will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder may request, representing in the aggregate the remaining Outstanding Balance of this Note. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted Outstanding Balance of this Note represented by this Note may be less than the amount stated on the face hereof.

(c)                Payment of Taxes. Borrower is responsible for the payment of all charges, fees, and taxes required to deliver Conversion Shares to Holder; provider, however, that Borrower shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Conversion Shares or other securities or property on conversion of this Note in a name other than that of the Holder (or in street name), and the Borrower shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons (other than the Holder or the custodian in whose street name such shares are to be held for the Holder’s account) requesting the issuance thereof shall have paid to the Borrower the amount of any such tax or shall have established to the satisfaction of the Borrower that such tax has been paid.

(d)                Delivery of Common Stock Upon Conversion. On or before the close of business on the third (3rd) Trading Day following the date of receipt of a Notice of Conversion from the Holder via facsimile transmission or e-mail (or other reasonable means of communication) (the “Delivery Date”), the Borrower shall, provided that all DWAC Eligible Conditions (as defined below) are then satisfied, credit the aggregate number of Conversion Shares to which the Holder shall be entitled to the account specified on the Conversion Notice via the DWAC (as defined below) system. If all DWAC Eligible Conditions are not then satisfied, the Borrower shall instead issue and deliver or cause to be issued and delivered (via reputable overnight courier) to the address as specified in the Notice of Conversion, a certificate, registered in the name of the Holder or its designee, for the number of Conversion Shares to which the Holder shall be entitled; provided, however, that, in addition to any other rights or remedies that the Holder may have under this Note, then the Non-DWAC Eligible Adjustment Amount (as defined below) shall be added to the Outstanding Balance of this Note as set forth in Section 1.6(f) below. For the avoidance of doubt, the Borrower has not met its obligation to deliver Conversion Shares by the Delivery Date unless the Holder or its broker, as applicable, has actually received the shares electronically into the applicable account, or if the DWAC Eligible Conditions are not then satisfied, has actually received the certificate representing the applicable Conversion Shares no later than the close of business on the relevant Delivery Date pursuant to the terms set forth above. For purposes hereof, the term “DWAC Eligible Conditions” means that (i) the Common Stock is eligible at DTC (as defined below) for full services pursuant to DTC’s operational arrangements, including without limitation transfer through DTC’s DWAC system, (ii) the Borrower has been approved (without revocation) by the DTC’s underwriting department, (iii) the Borrower’s transfer agent is approved as an agent in the DTC/FAST Program (as defined below), (iv) the Conversion Shares are otherwise eligible for delivery via DWAC, and (v) the Borrower’s transfer agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC. For purposes of this Note, the term “DWAC” means Deposit Withdrawal at Custodian as defined by the DTC; the term “DTC” means the Depository Trust Company; and the term “DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer Program.

(e)                Obligation of Borrower to Deliver Common Stock. If the Holder shall have given a Notice of Conversion as provided herein, the Borrower’s obligation to issue and deliver the shares of Common Stock shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Borrower to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder of any obligation to the Borrower, and irrespective of any other circumstance which might otherwise limit such obligation of the Borrower to the Holder in connection with such conversion. The Conversion Date specified in the Notice of Conversion shall be the Conversion Date so long as the Notice of Conversion is delivered to the Borrower before 6:00 p.m., New York, New York time, on such date; otherwise, the Conversion Date shall be the next Trading Day. Once the Holder may freely trade the Common Stock issuable upon a conversion of this Note pursuant to and in accordance with the terms hereof (and in the case of any certificates delivered to Holder because not all of the DWAC Eligible Conditions are then satisfied, once such certificates have been deposited into Holder’s brokerage account, all legends have been removed therefrom, and the Common Stock represented by such certificates is freely tradeable), all rights with respect to the portion of the Outstanding Balance being so converted shall forthwith terminate; provided, however, that the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion as of the date Borrower receives the corresponding Notice of Conversion.

(f)                 Delivery of Common Stock via the DWAC System. Notwithstanding any other provision contained herein, failure to deliver via the DWAC system any Common Stock to be delivered to the Holder under this Section 1.4 shall constitute a breach of this Agreement and an Event of Default under Section 3 hereof, including without limitation under Sections 3.1(c) and 3.1(p).

(g)                Failure to Deliver Common Stock Prior to Delivery Date. Without in any way limiting the Holder’s right to pursue other remedies, including actual damages and/or equitable relief, the parties agree that if delivery of the Common Stock issuable upon conversion of this Note is not delivered as required by Section 1.4(d) by the Delivery Date (a “Conversion Default”), the Borrower shall pay in cash to the Holder for each calendar day beyond the Delivery Date that the Borrower fails to deliver such Common Stock an amount equal to $500 per day (the “Conversion Default Payment”). Such cash amount shall be paid to the Holder by the fifth day of the month following the month in which it has accrued (the “Conversion Default Payment Due Date”). In the event such cash amount is not received by the Holder by the Conversion Default Payment Due Date, at the option of the Holder (without notice to the Borrower), the Conversion Default Payment shall be added to the Outstanding Balance of this Note, in which event interest shall accrue thereon in accordance with the terms of this Note and such additional principal amount shall be convertible into Common Stock in accordance with the terms of this Note. The Borrower agrees that the right to convert is a valuable right to the Holder. The damages resulting from a failure, attempt to frustrate, or interference with such conversion right are difficult if not impossible to quantify. Accordingly the parties acknowledge that the liquidated damages provisions contained in this Section 1.4(g) are justified.

                        Concerning the Shares. Transfer of the shares of Common Stock issuable upon conversion of this Note is restricted and certificates representing such shares may bear a legend as set forth in Sections 4.14 of the Purchase Agreement.

                     Effect of Certain Events.

(a)                Fundamental Transaction Consent Right. The Borrower shall not enter into or be party to a Fundamental Transaction (as defined below), unless the Borrower obtains the prior written consent of the Holder to enter into such Fundamental Transaction. For purposes of this Note, “Fundamental Transaction” means that (i) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of the Borrower, or (ii) (1) the Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not the

Borrower or any of its subsidiaries is the surviving corporation) any other individual, corporation, limited liability company, partnership, association, trust or other entity or organization (collectively, “Person”), or (2) the Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (3) the Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of the Borrower (not including any shares of voting stock of the Borrower held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) the Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of voting stock of the Borrower (not including any shares of voting stock of the Borrower held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (5) the Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Common Stock, other than an increase in the number of authorized shares of the Borrower’s Common Stock. The provisions of this Section 1.6(a) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of this Note. As a condition to pre-approving any Fundamental Transaction in writing, which approval may be withheld in the Holder’s sole discretion, Holder may require the resulting successor or acquiring entity (if not the Borrower) to assume by written instrument all of the obligations of the Borrower under this Note and all the other Transaction Documents with the same effect as if such successor or acquirer had been named as the Borrower hereto and thereto.

(b)                Adjustment Due to Fundamental Transactions. If, at any time when this Note is issued and outstanding and prior to conversion of all of this Note, there shall be any Fundamental Transaction that is pre-approved in writing by the Holder pursuant to Section 1.6(a) above, as a result of which shares of Common Stock of the Borrower shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Borrower or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Borrower other than in connection with a plan of complete liquidation of the Borrower, then the Holder of this Note shall thereafter have the right to receive upon conversion of this Note, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the Holder would have been entitled to receive in such transaction had this Note been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of this Note to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of this Note) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The above provisions shall similarly apply to successive Fundamental Transactions.

(c)                Adjustment Due to Distribution. If the Borrower shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Borrower’s stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the Holder of this Note shall be entitled, upon any conversion of this Note after the date of record for determining stockholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of

Common Stock issuable upon such conversion had such Holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution.

(d)                Adjustment Due to Dilutive Issuance. If, at any time when this Note is issued and outstanding, the Borrower issues or sells, or in accordance with this Section 1.6(d) hereof is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share (before deduction of reasonable expenses or commissions underwriting discounts or allowances in connection therewith) less than the Conversion Price in effect on the date of such issuance (or deemed issuance) of such shares of Common Stock (a “Dilutive Issuance”), then immediately upon the Dilutive Issuance, the Conversion Price will be reduced to the amount of the consideration per share received by the Borrower in such Dilutive Issuance.

The Borrower shall be deemed to have issued or sold shares of Common Stock if the Borrower in any manner issues or grants any warrants, rights or options (not including employee stock option plans), whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities convertible into or exchangeable for Common Stock (“Convertible Securities”) (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as “Options”) and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Conversion Price then in effect, then the Conversion Price shall be equal to such price per share. For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Options” is determined by dividing (i) the total amount, if any, received or receivable by the Borrower as consideration for the issuance or granting of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Borrower upon the exercise of all such Options, plus, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon exercise of such Options.

Additionally, the Borrower shall be deemed to have issued or sold shares of Common Stock if the Borrower in any manner issues or sells any Convertible Securities, whether or not immediately convertible, and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price then in effect, then the Conversion Price shall be equal to such price per share. For the purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon such conversion or exchange” is determined by dividing (1) the total amount, if any, received or receivable by the Borrower as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Borrower upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (2) the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

(e)                Purchase Rights. If, at any time when this Note is issued and outstanding, the Borrower issues any convertible securities or rights to purchase stock, warrants, securities or other property (the “Purchase Rights”) pro rata to the record holders of any class of Common Stock, then the Holder of this Note will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(f)                 Adjustment Due to Non-DWAC Eligibility. If, at any time when this Note is issued and outstanding, the Holder delivers a Notice of Conversion and at such time all DWAC Eligible Conditions are not then satisfied, the Borrower shall deliver certificated Conversion Shares to the Holder pursuant to Section 1.4(d) and the Non-DWAC Eligible Adjustment Amount shall be added to the Outstanding Balance of this Note, without limiting any other rights of the Holder under this Note or the other Transaction Documents. The “Non-DWAC Eligible Adjustment Amount” is the amount equal to the number of applicable Conversion Shares multiplied by the excess, if any, of (i) the Trading Price of the Common Stock on the Conversion Date, over (ii) the Trading Price of the Common Stock on the date the certificated Conversion Shares are freely tradable, clear of any restrictive legend and deposited in the Holder’s brokerage account. In any such case, Holder will use reasonable efforts to timely deposit such certificates in its brokerage account after it receives them and cause such restrictive legends to be removed, and, without limiting any other provision hereof, Borrower agrees to fully cooperate with Holder in accomplishing the same.

(g)                Adjustment Due to Late Clearing of DWAC Eligible Shares. If, at any time when this Note is issued and outstanding, the Holder delivers a Notice of Conversion and at such time the Common Stock is DWAC Eligible and the applicable DWAC Eligible Conversion Shares are delivered to Holder or its broker, but it takes longer than five (5) business days after such delivery for such Conversion Shares to be electronically cleared for trading in Holder’s brokerage account, then the Late Clearing Adjustment Amount (as defined below) shall be added to the Outstanding Balance of this Note, without limiting any other rights of the Holder under this Note or the other Transaction Documents. The “Late Clearing Adjustment Amount” is the amount equal to the number of applicable Conversion Shares multiplied by the excess, if any, of (1) the Trading Price of the Common Stock on the Conversion Date, over (2) the Trading Price of the Common Stock on the date the certificated DWAC Eligible Conversion Shares are electronically cleared for trading in the Holder’s brokerage account. In any such case, and without limiting any other provision hereof, each of Holder and the Borrower agrees to take all action reasonably necessary on its part to help ensure that the applicable Conversion Shares are electronically cleared for trading in the Holder’s brokerage account within the five-day period described above.

(h)                Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price or the addition of the Non-DWAC Eligible Adjustment Amount or Late Clearing Adjustment Amount to the Outstanding Balance as a result of the events described in this Section 1.6, the Borrower, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Borrower shall, upon the written request at any time of the Holder, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of this Note.

(i)                 Adjustments for Stock Split. Notwithstanding anything herein to the contrary, any references to share numbers or share prices shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction.

                        Ownership Limitation. Notwithstanding anything to the contrary contained in this Note or the other Transaction Documents, if at any time the Holder shall or would be issued shares of Common Stock under any of the Transaction Documents, but such issuance would cause the Holder (together with its Affiliates) to beneficially own a number of shares exceeding 4.99% of the number of shares of Common Stock outstanding on such date (including for such purpose the shares of Common Stock issuable upon such issuance) (the “Maximum Percentage”), then the Company must not issue to the Holder shares of the Common Stock which would exceed the Maximum Percentage. For purposes of this Section, beneficial ownership of Common Stock will be determined under the 1934 Act. The shares of Common Stock issuable to the Holder that would cause the Maximum Percentage to be exceeded are referred to herein as the "Ownership Limitation Shares". The Company will reserve the Ownership Limitation Shares for the exclusive benefit of the Holder. From time to time, the Holder may notify the Company in writing of the number of the Ownership Limitation Shares that may be issued to the Holder without causing the Holder to exceed the Maximum Percentage. Upon receipt of such notice, the Company shall be unconditionally obligated to immediately issue such designated shares to the Holder, with a corresponding reduction in the number of the Ownership Limitation Shares. Notwithstanding the forgoing, the term “4.99%” above shall be replaced with “9.99%” at such time as the Market Capitalization of the Common Stock is less than $5,000,000.00. Notwithstanding any other provision contained herein, if the term “4.99%” is replaced with “9.99%” pursuant to the preceding sentence, such increase to “9.99%” shall remain at 9.99% until increased, decreased or waived by the Holder as set forth below. For purposes of this Note, the term “Market Capitalization of the Common Stock” shall mean the product equal to (A) the average VWAP of the Common Stock for the immediately preceding fifteen

(15) Trading Days, multiplied by (B) the aggregate number of outstanding shares of Common Stock as reported on the Company’s most recently filed Form 10-Q or Form 10-K. By written notice to the Company, the Holder may increase, decrease or waive the Maximum Percentage as to itself but any such waiver will not be effective until the 61st day after delivery thereof. The foregoing 61-day notice requirement is enforceable, unconditional and non-waivable and shall apply to all Affiliates and assigns of the Holder.

                        Prepayment. So long as the Borrower has not received a Notice of Conversion from the Holder, then at any time during the period beginning on the Issue Date and ending on the date which is one hundred eighty (180) calendar days following the Issue Date, the Borrower shall have the right, exercisable on not less than thirty (30) Trading Days prior written notice to the Holder to prepay the Outstanding Balance of this Note, in full, in accordance with this Section 1.8. Any notice of prepayment hereunder (an “Optional Prepayment Notice”) shall be delivered to the Holder at its registered addresses and shall state: (a) that the Borrower is exercising its right to prepay this Note, and (b) the date of prepayment, which shall be not more than three (3) Trading Days from the date of the Optional Prepayment Notice. On the date fixed for prepayment (the “Optional Prepayment Date”), the Borrower shall make payment of the Optional Prepayment Amount (as defined below) to or upon the order of the Holder as specified by the Holder in writing to the Borrower at least one (1) Trading Day prior to the Optional Prepayment Date. If the Borrower exercises its right to prepay this Note, the Borrower shall make payment to the Holder of an amount in cash (the “Optional Prepayment Amount”) equal to 120%, multiplied by the then Outstanding Balance of this Note. If the Borrower delivers an Optional Prepayment Notice and fails to pay the Optional Prepayment Amount due to the Holder within two (2) Trading Days following the Optional Prepayment Date, the Borrower shall forever forfeit its right to prepay this Note pursuant to this Section 1.8.

2.	CERTAIN COVENANTS.

                        Distributions on Capital Stock. So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holder’s written consent (a) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of capital stock other than dividends on shares of Common Stock solely in the form of additional shares of Common Stock, or (b) directly or indirectly or through any subsidiary make any other payment or distribution in respect of its capital stock except for distributions pursuant to any stockholders’ rights plan which is approved by a majority of the Borrower’s disinterested directors.

                        Restriction on Stock Repurchases. So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holder’s written consent redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any shares of capital stock of the Borrower or any warrants, rights or options to purchase or acquire any such shares.

                        Borrowings. So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without the Holder’s prior written consent, create, incur, assume guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any person, firm, partnership, joint venture or corporation, except by the endorsement of negotiable instruments for deposit or collection, or suffer to exist any liability for borrowed money, except (a) borrowings in existence or committed on the date hereof and of which the Borrower has informed the Holder in writing prior to the date hereof, (b) indebtedness to trade creditors or financial institutions incurred in the ordinary course of business, (c) borrowings, the proceeds of which shall be used to repay this Note or (d) as permitted by the Purchase Agreement.

                        Sale of Assets. So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without the Holder’s prior written consent, sell, lease or otherwise dispose of any significant portion of the Borrower’s assets outside the ordinary course of business. Any consent to the disposition of any assets may be conditioned on a specified use of the proceeds of disposition.

                        Advances and Loans. So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without the Holder’s written consent, lend money, give credit or make advances to any person, firm, joint venture or corporation, including, without limitation, officers, directors, employees, subsidiaries and Affiliates of the Borrower, except loans, credits or advances (a) in existence or committed on the date hereof and which the Borrower has informed Holder in writing prior to the date hereof, (b) made in the ordinary course of business, or (c) not in excess of $100,000.

3.	EVENTS OF DEFAULT.

                        Events of Default. The occurrence of any of the following events of default (each, an “Event of Default”) shall be an event of default hereunder:

(a)                Failure to Pay Amounts Due. The Borrower fails to pay any amount when due on this Note, whether at maturity, upon acceleration or otherwise.

(b)                Conversion and the Shares. The Borrower (i) fails to issue Conversion Shares to the Holder or the Holder’s broker (as set forth in the applicable Conversion Notice) by the Delivery Date, (ii) fails to transfer or cause its transfer agent to transfer (issue) any shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note or any of the other Transaction Documents, (iii) the Borrower directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring (or issuing) any shares of Common Stock to be issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note or any of the other Transaction Documents, or (iv) fails to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note or any of the other Transaction Documents.

(c)                Breach of Covenants and Obligations. The Borrower breaches any covenant or obligation or other term or condition contained in this Note and any collateral documents including but not limited to the other Transaction Documents.

(d)                Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the Purchase Agreement and any other Transaction Documents), shall be false or misleading in any material respect when made.

(e)                Receiver or Trustee. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

(f)                 Judgments. Any money judgment, writ or similar process shall be entered or filed against the Borrower or any subsidiary of the Borrower or any of its property or other assets for more than $100,000, and shall remain unvacated, unbonded or unstayed for a period of twenty

(20) calendar days unless otherwise consented to by the Holder, which consent will not be unreasonably withheld.

(g)                Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower.

(h)                Delisting of Common Stock. The Borrower shall fail to maintain the listing and/or quotation, as applicable, of the Common Stock on the Principal Market.

(i)                 Failure to Comply with the 1934 Act. The Borrower shall fail to comply with the reporting requirements of the 1934 Act; and/or the Borrower shall cease to be subject to the reporting requirements of the 1934 Act.

(j)                 Liquidation. Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.

(k)                Cessation of Operations. Any cessation of operations by the Borrower or the Borrower admits it is otherwise generally unable to pay its debts as such debts become due; provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due.

(l)                 Maintenance of Assets. The failure by the Borrower to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future).

(m)              Financial Statement Restatement. The restatement of any financial statements filed by the Borrower with the SEC for any date or period from two years prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statement, have constituted a material adverse effect on the rights of the Holder with respect to this Note or any other Transaction Documents.

(n)                Reverse Splits. The Borrower effectuates a reverse split of its Common Stock without twenty (20) calendar days prior written notice to the Holder.

(o)                Replacement of Transfer Agent. In the event that the Borrower proposes to replace its transfer agent, the Borrower fails to provide, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions in a form as initially delivered pursuant to the Purchase Agreement (including but not limited to the provision to irrevocably reserve shares of Common Stock in the Reserved Amount) signed by the successor transfer agent to the Holder and the Borrower.

(p)                DWAC Eligibility. The failure of any of the DWAC Eligible Conditions to be satisfied at any time during which the Borrower has obligations under this Note.

                        Default Effects; Automatic Acceleration. Upon the occurrence of any Event of Default, (a) the Outstanding Balance shall immediately increase to 105% of the Outstanding Balance immediately prior to the occurrence of the Event of Default (the “Balance Increase”), and (b) this Note shall then accrue interest at the Default Interest rate (collectively, the “Default Effects”); provided, however, that (x) in no event shall the Balance Increase be applied more than once, and (y) notwithstanding any provision to the contrary herein, in no event shall the applicable interest rate at any time exceed the maximum interest rate allowed under applicable law. The Default Effects shall automatically apply upon the occurrence of an Event of Default without the need for any party to give any notice or take any other action. Further, upon the occurrence and during the continuation of any Event of Default, the Holder may by written notice to the Borrower declare the entire Outstanding Balance immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding; provided, however, that upon the occurrence or existence of any Event of Default described in Sections 3.1(e), 3.1(g), 3.1(j), or 3.1(k), immediately and without notice, all outstanding obligations payable by the Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Transaction Documents to the contrary (“Automatic Acceleration”). For avoidance of doubt, except in the case of Automatic Acceleration resulting from an Event of Default under Sections 3.1(e), 3.1(g), 3.1(j), or 3.1(k), the Holder shall retain all rights under this Note and the Transaction Documents, including the ability to convert the then Outstanding Balance of this Note pursuant to Section 1 hereof, at all times following the occurrence of an Automatic Acceleration until the entire Outstanding Balance at that time has been paid in full.

4.	MISCELLANEOUS.

                        Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                        Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

                        Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument (and the other Notes issued pursuant to the Purchase Agreement) as originally executed, or if later amended or supplemented, then as so amended or supplemented.

                        Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns; provided, however, that this Note may not be transferred, assigned or conveyed by the Borrower without the prior written consent of the Holder. Each transferee of this Note must be an “accredited investor” (as defined in Rule 501(a) of the Securities Act of 1933 (as amended, the “1933 Act”)). Notwithstanding anything in this Note to the contrary, this Note may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

                        Cost of Collection; Attorneys’ Fees. Upon the occurrence of any Event of Default, the Borrower shall pay to the Holder hereof all costs and reasonable attorneys’ fees incurred by the Holder in connection with such Event of Default. In the event of any action at law or in equity to enforce or interpret the terms of this Note or any of the other Transaction Documents, the parties agree that the party who is awarded the most money shall be deemed the prevailing party for all purposes and shall therefore be entitled to an additional award of the full amount of the attorneys’ fees and expenses paid by such prevailing party in connection with the litigation and/or dispute without reduction or apportionment based upon the individual claims or defenses giving rise to the fees and expenses. Nothing herein shall restrict or impair a court’s power to award fees and expenses for frivolous or bad faith pleading.

                        Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Utah without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts of Utah or in the federal courts located in Salt Lake County, Utah. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other related or companion documents by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

                        Fees and Charges. The parties acknowledge and agree that upon the Borrower’s failure to comply with the provisions of this Note, the Holder’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, the Holder’s increased risk, and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder, among other reasons. Accordingly, any fees, charges, and interest due under this Note are intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not a penalty, and shall not be deemed in any way to limit any other right or remedy Holder may have hereunder, at law or in equity.

                        Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the charges assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

                        Purchase Agreement. By its acceptance of this Note, each party agrees to be bound by the applicable terms of the Purchase Agreement and the other Transaction Documents.

                        Notice of Corporate Events. Except as otherwise provided herein, the Holder of this Note shall have no rights as a Holder of Common Stock unless and only to the extent that it converts this Note into Common Stock. The Borrower shall provide the Holder with prior notification of any meeting of the Borrower’s stockholders (and copies of proxy materials and other information sent to stockholders). In the event of any taking by the Borrower of a record of its stockholders for the purpose of determining stockholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation, reclassification or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining stockholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Borrower or any proposed liquidation, dissolution or winding up of the Borrower, the Borrower shall mail a notice to the Holder, at least twenty (20) calendar days prior to the record date specified therein (or thirty (30) calendar days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time. The Borrower shall make a public announcement of any event requiring notification to the Holder hereunder substantially simultaneously with the notification to the Holder in accordance with the terms of this Section 4.10.

                        Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may permit or require.

                        Time of the Essence. Time is expressly made of the essence of each and every provision of this Note.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name by its duly authorized officer as of the Issue Date set forth above.

MAX SOUND CORPORATION

By:	Greg Halpern, Chief Financial Officer

EXHIBIT A

ILIAD RESEARCH AND TRADING, L.P.

303 EAST WACKER DRIVE, SUITE 1040

CHICAGO, ILLINOIS 60601

Date: MAX SOUND CORPORATION

         Hazelhurst Drive #6572 Houston, TX 77043

Attn: Greg Halpern, Chief Financial Officer

CONVERSION NOTICE

The above-captioned Holder hereby gives notice to MAX SOUND CORPORATION, a Delaware corporation (the “Company”), pursuant to that certain Convertible Promissory Note made by the Company in favor of the Holder on May 18, 2016 (the “Note”), that the Holder elects to convert the portion of the Outstanding Balance of the Note set forth below into fully paid and non- assessable shares of Common Stock of the Company as of the date of conversion specified below. Such conversion shall be based on the Conversion Price set forth below. In the event of a conflict between this Conversion Notice and the Note, the Note shall govern, or, in the alternative, at the election of the Holder in its sole discretion, the Holder may provide a new form of Conversion Notice to conform to the Note.

A. Date of conversion:
B. Conversion #:
C. Conversion Amount:
D. Market Price	(Average of 2 lowest Trade Prices of last 10 Trading Days as per Exhibit A-1)
E.	Conversion Factor: 65% [as may adjusted upon certain Events of Default]
F. Conversion Price:	(D multiplied by E)
G. Conversion Shares:	(C divided by F)
H. Remaining Outstanding Balance of Note:	*

* Subject to adjustments for corrections, defaults, and other adjustments permitted by the Transaction Documents.

Please transfer the Conversion Shares electronically (via DWAC) to the following account:

Broker:	Address:
DTC#: Account #:
Account Name:

To the extent the Conversion Shares are not able to be delivered to the Holder electronically via the DWAC system, please deliver a certificate representing all such shares to the Holder via reputable overnight courier after receipt of this Conversion Notice (by facsimile transmission or otherwise) to:

_____________________________________

_____________________________________

_____________________________________

(Signature Page Follows)

Sincerely,

ILIAD RESEARCH AND TRADING, L.P.

By: Iliad Management, LLC, its General Partner By: Fife Trading, Inc., its Manager

By:	John M. Fife, President

EXHIBIT A-1

CONVERSION WORKSHEET

Trading Day	Lowest Trade Price	Lowest 3 (Yes or No)

Average